Exhibit 99.1

Immediate Release

Columbus McKinnon to Acquire Magnetek, Inc.

Expands Product Offering for Controls and Drives

•	Integration of complementary leaders in power controls and hoists creates compelling new product solutions

•	Measurable upside for global growth and product line expansion

•	Excellent strategic and cultural fit between two market leaders

•	Long-term and immediate financial benefits

•	Creates greater revenue opportunities and expands addressable market

•	Approximately $0.40 accretive in the first full year of combined operations, excluding purchase accounting adjustments

•	Run rate cost synergies of approximately $5 million by Fiscal 2017

•	Teleconference to review the acquisition at 9:00 a.m. ET, Monday, July 27

AMHERST, NY & MENOMONEE FALLS, WI, July 27, 2015 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, and Magnetek, Inc. (NASDAQ: MAG) announced today that they have entered into a definitive agreement for Columbus McKinnon to acquire all of the outstanding shares of Magnetek for $50 per share for a total value of $188.9 million. Magnetek designs and manufactures digital power and motion control solutions for material handling, elevators and mining applications.

The transaction combines complementary strengths to create more competitive and comprehensive material handling solutions for customers. The agreement has been approved unanimously by the Boards of Directors of both companies and Magnetek’s Board of Directors has unanimously recommended that its shareholders tender into the offer, which is anticipated to commence on or before August 5, 2015, by a wholly-owned subsidiary of Columbus McKinnon. All of the members of Magnetek’s Board of Directors and executive officers, together with Fundamental Global Investors, LLC, have entered into agreement to tender the shares beneficially owned by them into the offer.

Magnetek is North America’s largest independent supplier of digital drives, radio controls, software, and accessories for industrial cranes and hoists, and also the largest independent supplier of digital direct current (“DC”) motion control systems for elevators. Customers include most of the industrial crane and hoist companies in North America, including Columbus McKinnon, and the world’s leading elevator builders and mining equipment manufacturers.

“The accretive combination of Magnetek’s technology and “smart power” with our broad line of lifting and positioning mechanical products creates a total solution for our customers,” noted Timothy T. Tevens, President and CEO of Columbus McKinnon.

Mr. Tevens continued, “We believe Magnetek’s technology will enable the industrial world to continue to advance productivity and safety beyond what mechanical solutions alone can offer. Strategically, this acquisition provides an ideal adjacent capability for us to continue to supply our customers with best in class material handling solutions.

Columbus McKinnon Agrees to Acquire Magnetek, Inc.

July 27, 2015

“We see many opportunities for revenue synergies by advancing Magnetek’s power control technology globally through our multiple sales channels and introducing it into key vertical markets. In addition, we can offer more complete material handling solutions to shared key vertical markets including Automotive, Heavy OEM, Mining, as well as Energy.”

Headquartered in Menomonee Falls, Wis., Magnetek has approximately 340 employees. Trailing twelve month sales as of the end of its first quarter of fiscal 2015 were $112.2 million, of which approximately 10% was international. Nearly 75% of revenue was related to material handling. Sales were up 10% in Magnetek’s first quarter of 2015, while income from continuing operations increased 74% compared with the prior-year period. Operating margin for the period was 9.4% of sales.

Peter M. McCormick, Magnetek’s President and Chief Executive Officer, said, “Our technology and products are a perfect complement for Columbus McKinnon’s products and this compelling combination provides a platform to accelerate growth for both Magnetek and Columbus McKinnon. Our companies have a strong commitment to quality and service and have excellent reputations in the markets we serve with very similar corporate cultures. Importantly, our strong and dedicated team will contribute to what I believe is a formula for success.”

Mr. McCormick will remain with the Company following the acquisition and continue to lead the Magnetek business and help integrate the two companies.

Transaction Terms and Details

The all-cash transaction value of $188.9 million will be funded through a combination of cash on hand and debt.

Revenue synergies and strategic benefits:

•	Combines technology with mechanical lifting solutions addressing growing trend of productivity, safety and advanced diagnostics in global industrial operations

•	Enables remote control and management of hoists and cranes for greater safety when moving loads

•	Complete solution addresses needs in all targeted key vertical markets

•	Heavy OEM, Automotive, Transportation, Mining and Oil & Gas

•	Expand Magnetek sales beyond the U.S. through Columbus McKinnon’s global market presence

•	Combination supports the strategic direction of “smart hoist” technology underway at Columbus McKinnon and Magnetek

Cost synergies are expected to be at least $5 million in the first full year after the acquisition. Excluding purchase accounting adjustments, the acquisition is expected to be approximately $0.40 per share accretive to earnings in the first full fiscal year of combined operations. Columbus McKinnon estimates its one-time costs related to the transaction to be between $7.5 million to $8.5 million.

Together, Columbus McKinnon and Magnetek generated total revenue of $690 million in the trailing twelve month period ended March 2015. The effective enterprise value multiple is approximately 8.9x of Adjusted EBITDA for the first full fiscal year which includes $5 million in cost synergies and the present value of Magnetek net operating loss carry-forwards of approximately $17.5 million.

Columbus McKinnon Agrees to Acquire Magnetek, Inc.

July 27, 2015

Columbus McKinnon, through a wholly owned subsidiary, expects to commence a cash tender offer for all of the outstanding shares of Magnetek on, or prior to, August 5, 2015. The tender offer is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The tender offer requires as a condition to consummation that least a majority of the outstanding shares of Magnetek’s common stock be tendered. The transaction is expected to close within 90 days.

Moelis & Company LLC was the exclusive financial advisor, DLA Piper and Barclay Damon served as special outside counsel, and L.E.K. Consulting served as market research consultants, to Columbus McKinnon. Goldman, Sachs & Co. was the exclusive financial advisor, and Foley & Lardner LLP was the legal advisor to Magnetek.

Special Teleconference Call and Webcast

Columbus McKinnon will host a teleconference on July 27, 2015 at 9:00 a.m. ET during which Timothy T. Tevens, President and CEO, Gregory P. Rustowicz, Vice President – Finance and CFO, Peter M. McCormick, Magnetek President and CEO and Marty J. Schwenner, Magnetek Vice President and CFO, will review the details of the acquisition. A question-and-answer session will follow management’s prepared remarks.

The teleconference call can be accessed by calling (201) 493-6780. The listen-only audio webcast can be monitored at www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through Monday, August 3, 2015 by dialing (858) 384-5517 and entering the passcode 13615947. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s website at www.cmworks.com/investors and Magnetek’s website at www.investorinfo.magnetek.com. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

About Magnetek

Magnetek is a leading provider of digital power and motion control systems used in overhead material handling, elevator, and mining applications. Magnetek is North America’s largest supplier of digital drive systems for industrial cranes, hoists and monorails, and provides Energy Engineered® drives, radio remote controls, motors, and braking and collision avoidance subsystems to North America’s foremost overhead material handling crane builders. The Company is also the world’s largest independent builder of highly integrated digital motion control systems for high-rise, high-speed elevators, and is a leading independent supplier of digital motion control systems for underground coal mining applications. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., and Bridgeville, Pa., as well as Menomonee Falls. For more information on Magnetek, please visit the Company’s website at: www.magnetek.com.

Additional Information and Where You Can Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of Magnetek’s common stock described in this communication has not commenced. At the time the tender offer is commenced, Columbus McKinnon will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) and Magnetek will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender

Columbus McKinnon Agrees to Acquire Magnetek, Inc.

July 27, 2015

offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Magnetek’s stockholders at no expense to them by the information agent to the tender offer, which will be announced. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Safe Harbor Statement

Any statements made concerning the proposed transaction between the Company and Magnetek, the expected timetable for completing the transaction, the successful integration of the business, the benefits of the transaction, future revenue and earnings and any other statements that are not purely historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company or Magnetek and their respective subsidiaries, conditions affecting the Company’s or Magnetek’s customers and suppliers, competitor responses to the Company’s or Magnetek’s products and services, the overall market acceptance of such products and services, the integration of the businesses and other factors disclosed in the Company’s and Magnetek’s periodic reports filed with the SEC. Consequently, such forward looking statements should be regarded as the Company’s and Magnetek’s current plans, estimates and beliefs. Neither the Company nor Magnetek assume any obligation to update the forward-looking information contained in this report, except as expressly required by law.

Contacts:

Columbus McKinnon
Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Magnetek:

Investor Relations:
Marty J. Schwenner	Lynn A. Bostrom
Vice President, Chief Financial Officer	Director, Communications
Magnetek, Inc.	Magnetek, Inc.
262-703-4282	262-252-2903
mschwenner@magnetek.com	lbostrom@magnetek.com